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Exhibit 10.16

SEPARATION AGREEMENT
AND GENERAL RELEASE

        This Separation Agreement and General Release ("Agreement") is entered into on April 10, 2006 (the "Execution Date"), to be effective for all purposes as of March 24, 2006, by and between Jane Gilmartin ("Executive"), and Linens 'n Things, Inc., a Delaware corporation (the "Company"). (The Executive and the Company are referred to collectively herein as the "Parties").

RECITALS

        WHEREAS, the Executive has been employed by the Company as a Senior Executive pursuant to an Employment Agreement, dated as of July 20, 2005, by and between the Company and Executive (the "Employment Agreement"); and

        WHEREAS, the Company terminated Executive's employment without Cause following a Change in Control (as such terms are defined in the Employment Agreement), effective March 24, 2006 (the "Separation Date"), and, in connection with such termination, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein;

        NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

        1.     TERMINATION. To the extent not already effected, the Parties hereby confirm Executive's termination from all director, officer and/or other positions, as applicable, with the Company and each of its affiliates, as of the Separation Date.

        2.     BENEFITS. With respect to any benefits or rights that Executive has accrued or earned as of the Separation Date under any of the Company's employee benefit plans, Executive shall be entitled to such benefits pursuant to the terms of such plans, if any.

        3.     TERMINATION BENEFITS.

        In consideration of Executive's release of claims and Executive's other covenants and agreements contained herein and provided that Executive has not exercised any revocation rights as provided in Section 5 below, the Company shall compensate the Executive with severance pay and benefits as follows ("Severance Compensation"), effective within fourteen (14) days after the Executive's execution of this Agreement:

          (a)   The Company shall pay the Executive her remaining base salary for 2006 (if any remains to be paid), pro rata through the Separation Date, minus deductions authorized by Executive and/or required by law, paid in accordance with the Company's normal payroll system and practices.

          (b)   The Company shall pay the Executive the single, aggregate lump sum amount of One Million, Fifty Thousand Dollars and No/100 ($1,050,000.00), minus deductions authorized by Executive and/or required by law, which sum is equal to two times Executive's most recent base salary. This lump sum amount shall be payable in accordance with the Company's normal payroll system and practices.

          (c)   The Company shall pay the Executive the single, aggregate lump sum amount of Four Hundred and Seventy-Two Thousand, Five Hundred Dollars and No/100 ($472,500.00), minus deductions authorized by Executive and/or required by law, which sum is equal to two times 45% of Executive's most recent base salary. This lump sum amount shall be payable in accordance with the Company's normal payroll system and practices.

          (d)   The Company shall pay the Executive the single, aggregate lump sum amount of Fifty-Nine Thousand, Sixty-Two Dollars, and 50/100 ($59,062.50), minus deductions authorized by Executive and/or required by law, which sum is equal to Executive's pro rata incentive bonus for 2006, based on an award (as deemed by the Employment Agreement) equal to 45% of base salary. This lump sum amount shall be payable in accordance with the Company's normal payroll system and practices.

          (e)   The Parties acknowledge and agree that they are subject to the terms and conditions of the provisions set forth in Section 10(e)(ix) (including subparts (A) and (B)) of the Employment Agreement and agree to continue to be bound by those terms and conditions in accordance therewith.

          (f)    Section 18 of the Employment Agreement shall survive Executive's termination from employment, to the extent it is applicable.

        4.     GENERAL RELEASE BY EXECUTIVE.

          (a)   Executive, individually, and on behalf of, as applicable, Executive's current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby irrevocably GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company and the Other Released Parties (as defined in 4(b) below), from any and all Claims and Controversies (as defined in 4(c) below); provided, however, that nothing in this Agreement will be considered a release of Executive's claims, if any, for (i) vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, (ii) worker's compensation insurance coverage, (iii) unemployment insurance coverage, (iv) Executive's right to enforce this Agreement, (v) indemnification as an officer, director or employee of the Company pursuant to the Company's Certificate of Incorporation, By-laws, or applicable state law, or (vi) coverage under the Company's directors' and officers' liability insurance, if any.

          (b)   For the purposes of this Agreement, the term "Other Released Parties" means, as applicable, the Company's related and affiliated entities (including corporations, limited liability companies, firms, associations, partnerships, and joint ventures), and with respect to the Company and its related and affiliated entities, each of their respective predecessors and successors, and each of their past, present and future employees, officers, directors, stockholders, trustees, owners, partners, members, representatives, administrators, assigns, attorneys, agents, servants, assigns, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), specifically including, but not limited to, Linens Investors, LLC, Apollo Management V, LP, Apollo Investment Fund V, LP, and their affiliates.

          (c)   For the purposes of this Agreement, the term "Claims and Controversies" means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys' fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the

  Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Executive on the one hand, and the Company on the other hand, whether related to or in any way growing out of, resulting from or to result from Executive's employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney's fees, other fees, effects and results in any way related to or connected with such incidents.

          (d)   Executive understands that Executive is releasing Claims of which Executive may not be aware. This is Executive's knowing and voluntary intent, even though Executive recognizes that some day Executive might learn that some or all of the facts that Executive currently believes to be true are untrue and even though Executive might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing Party does not know or suspect to exist in her favor at the time of signing the release which, if known by her, would have materially affected her settlement with the Party being released (releasee). Executive understands the significance of doing so.

          (e)   Neither Executive nor her heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claim that Executive is releasing in this Agreement.

          (f)    Executive acknowledges and represents that the Company has not provided any tax advice to her in connection with this Agreement and that she has been advised by the Company to seek tax advice from her own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended to such payments.

          (g)   Executive acknowledges that, regarding the severance compensation and benefits stated in paragraphs 10(e)(v), (vi), (vii) (first), and (vii) (second) of the Employment Agreement, (i) there are no restricted stock awards, deferred stock awards, stock options awards, or rights to exercise vested stock options, outstanding as of the time of this Agreement, and none shall be paid to Executive at any time, (ii) there is no outstanding balance owed to Executive for any incentive awards earned as of December 31, 2005, and none shall be paid to Executive at any time, and (iii) there are no deferred compensation arrangements to be settled, and none shall be paid to Executive at any time. The Parties agree that all rights to severance compensation and benefits stated in paragraphs 10(e)(v), (vi), (vii) (first), and (vii) (second) of the Employment Agreement, if any, are terminated effective as of the Separation Date.

          (h)   Except as set forth in this Agreement and with respect to any vested benefits or rights under any of the Company's "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Executive acknowledges and agrees that she is not entitled to receive any other compensation or benefits of any sort ("Other Compensation or Benefits") including, without limitation, salary, vacation, sick leave, personal leave, bonuses, annual incentives, stock options, short-term or long-term disability benefits, or health care coverage (except as provided under applicable state or federal law) from the Company or any Other Released Parties, at any time. Executive hereby waives and releases any right to Other Compensation or Benefits to the extent that they are embodied in the Employment Agreement but not this Agreement; the Parties agree that this Agreement replaces and preempts the Employment Agreement with regard to Other Compensation and Benefits.

        5.     REVIEW AND REVOCATION PERIOD. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that she would otherwise be entitled to receive; (b) she has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it; (c) to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, she acknowledges that she had sufficient time to consider this Agreement with counsel and that she expressly, voluntarily and knowingly waives any additional time; and (d) Executive is aware of her right to revoke this Agreement at any time within the seven (7) day period following the date on which she signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the "Revocation Expiration Date"). Any such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Chairman of the Board of Directors of the Company no later than 5:00 p.m. Eastern Standard Time on the Revocation Expiration Date. Executive further understands that she shall relinquish any right she has to the Severance Compensation set forth in this Agreement if she exercises her right to revoke this Agreement.

        6.     RETURN OF THE COMPANY'S DOCUMENTS AND PROPERTY.

          (a)   Executive represents and warrants that she has returned all records, documents, proposals, notes, lists, files, and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive represents and warrants that she has returned to the Company all property or equipment that she has been issued during the course of her employment or which she otherwise currently possesses, including, without limitation, keys, business credit cards, identification badges, or any similar items issued or provided by the Company and/or its affiliates. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials, nor is she authorized to retain any other of the Company's or its affiliates' property or equipment.

          (b)   Executive represents and warrants that she has not incurred any outstanding charges on credit cards issued or provided by the Company and/or its affiliates, either as personal charges or business expenses to be paid by the Company and/or its affiliates. Executive agrees that the Company may offset any amounts due the Company and/or its affiliates from Executive, if any, against the final payment of base salary owed to Executive.

          (c)   By executing this Agreement, Executive is certifying that she has complied with Section 6 of this Agreement. The Company is not aware of any information contrary to the Executive's representations and warranties contained in this Section 6 of the Agreement.

        7.     CONFIDENTIALITY/INTELLECTUAL PROPERTY. Executive acknowledges and agrees that she is subject to the terms and conditions of the Confidentiality/Intellectual Property provisions set forth in Section 12 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith, provided however, that Executive may disclose this Agreement and the Employment Agreement to a future employer or entity engaging her services, if she first obtains the new employer's or entity's agreement to keep such documents and their contents confidential. Executive further acknowledges and agrees that she has an obligation not to disclose any attorney work product and/or attorney-client communications of which she is aware and/or to which she had access.

        8.     NON-SOLICITATION. Executive acknowledges and agrees that she is subject to the terms and conditions of the Non-solicitation of Employees provision set forth in Section 14 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith.

        9.     COOPERATION BY EXECUTIVE. The Parties acknowledge and agree that they are subject to the terms and conditions of the Litigation Cooperation provisions set forth in Section 12 of the Employment Agreement and agree to continue to be bound by those terms and conditions in accordance therewith.

        10.   NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between Executive and the Released Parties, as to which the Released Parties and Executive each deny any liability.

        11.   NON-DISPARAGEMENT. Except as otherwise required by law, Executive will not make, publish, or disseminate any derogatory statements or comments about the Company or its respective officers and directors; or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them. Except as otherwise required by law, Senior Executives of the Company with actual authority to speak or write on the matter will not make, publish, or disseminate any derogatory statements or comments about the Executive; or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of the Executive.

        12.   ARBITRATION. The Parties agree that any claim or controversy (including all claims pursuant to common and statutory law) relating to this Agreement or arising out or relating to the subject matter of this Agreement (including, without limitation, Executives employment with or termination from the Company) shall be resolved exclusively through binding arbitration. Subject to the terms and any exceptions provided in this Agreement, the Parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement. All aspects of any such arbitration shall be kept strictly confidential by the Parties, so that the Parties shall not make any public or media comment or unsealed lawsuit filing regarding the facts or circumstances of any dispute underlying such arbitration. The arbitration shall be administered by a single arbitrator with the American Arbitration Association ("AAA") in accordance with its then-current applicable rules and procedures; the Company may select a different arbitration administrator to fulfill this provision if AAA cannot serve. Any such arbitration proceeding shall take place exclusively in Clifton, New Jersey. The arbitrator will have the authority to award the same remedies, damages and costs that a court could award, including injunctive relief and damages. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded. The arbitrator's decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered with and enforced by any court of competent jurisdiction. In the event of arbitration under the terms of this Agreement, the fees charged by AAA and/or the individual arbitrator shall be borne equally by the Parties except as otherwise provided herein. The Parties shall each bear their own costs and attorneys' fees incurred in arbitration except as otherwise provided herein. Either of the Parties may seek injunctive relief in arbitration; provided, however, that as a narrow exception to the arbitration agreement set forth herein, the Parties shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Sections 4, 6, 7, 8, 11, and/or 12 of this Agreement. The exclusive venue of any such proceeding shall be Clifton, New Jersey.

        13.   BINDING EFFECT. This Agreement shall be binding and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

        14.   SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby.

        15.   ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein, except as otherwise stated in this Agreement, and may not be modified without the express written consent of the Parties. Except as specified herein (including but not limited to the terms of Sections 3, 4, 7, 8 and 9 of this Agreement), this Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.

        16.   INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of New Jersey applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

        17.   VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that she or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of her or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

        18.   WITHHOLDING. Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

        19.   COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

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THIS AGREEMENT CONTAINS A PROVISION FOR BINDING ARBITRATION.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date, to be effective for all purposes as of the Separation Date.

EXECUTIVE

/s/ JANE GILMARTIN Jane Gilmartin
LINENS 'N THINGS, INC.

By:	/s/ A. DAVID BROWN
Name:	A. David Brown
Title:	SVP Human Resources

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SEPARATION AGREEMENT AND GENERAL RELEASE
RECITALS